Exhibit 5.1

LOEB & LOEB LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

April 11, 2022

Comera Life Science Holdings, Inc.

12 Gill Street

Suite 4650

Woburn, Massachusetts 01801

Ladies and Gentlemen:

We have acted as special counsel to Comera Life Science Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-4, File No. 333- 263377 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the offer and sale to the security holders of OTR Acquisition Corp. (“OTR”) and Comera Life Sciences, Inc. (“Comera”) in a business combination transaction (the “Business Combination”), pursuant to that certain Business Combination Agreement, dated as of January 31, 2022, (the “Merger Agreement”) by and among the Company, Comera, CLS Sub Merger 1 Corp., CLS Sub Merger 2 Corp., both Delaware corporations and wholly owned subsidiaries of Comera, and OTR, of: (i) up to 13,242,017 shares (the “OTR Shares”) of common stock, par value $0.0001 per share (the “Common Stock”) of the Company, to the holders of OTR Class A and Class B common stock, par value $0.0001 per share; (ii) up to 15,750,000 shares (the “Comera Shares”) of Common Stock to the holders of Comera common stock, $0.001 per share; (iii) 11,041,432 warrants of the Company, each whole warrant exercisable to purchase one share of Common Stock (the “Warrants”) to the holders of warrants in OTR; (iv) 11,041,432 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of the Warrants; and (v) 1,296,601 shares (the “Option Shares”) of Common Stock issuable upon exercise of options to purchase Common Stock.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

We are of the opinion that, (a) upon issuance in the Business Combination (as defined in the Registration Statement), (i) the OTR Shares and the Comera Shares will be validly issued, fully paid and non-assessable, and (ii) the Warrants will be valid and binding obligations of the Company, enforceable in accordance with their respective terms, and (b) (i) upon issuance in connection with the exercise of Warrants in accordance with the terms thereof, the Warrant Shares will be validly issued, fully paid and non-assessable, and (ii) upon issuance in connection with the exercise of options in accordance with the terms thereof, the Option Shares will be validly issued, fully paid and non-assessable.

In providing such opinion, we have assumed that that the Company will enter into an Assignment, Assumption and Amendment Agreement, as described in the Registration Statement, with Continental Stock Transfer & Trust Company, as Warrant Agent (the “Warrant Agent”), to assume, and agree to pay, perform, satisfy and discharge in full, as the same become due, all of OTR’s liabilities and obligations under the warrant agreement dated November 17, 2020, by and between OTR and the Warrant Agent arising on, from and after the closing of the Business Combination, including providing for the issuance of the Common Stock of the Company upon any exercise of the Warrants following the Business Combination.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); (b) no opinion is expressed herein as to compliance with any federal or state consumer protection or antitrust laws, rules, or regulations, or any municipal or local laws and ordinances; (c) no opinion is expressed herein as to the enforceability of the indemnification provisions contained in any agreement, to the extent such provisions may be unenforceable under federal or state securities laws; (d) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws; (e) no opinion is expressed herein as to federal and state laws, regulations and policies concerning (i) a national or local emergency, (ii) possible judicial deference to acts of sovereign states, (iii) civil and criminal forfeiture laws, (iv) conscionability or other provisions that might violate public policy or (v) usury; and (f) no opinion is expressed herein as to (i) survivability or severability provisions, (ii) any provision purporting to make oral modifications unenforceable or which limits the applicability of the doctrine of promissory estoppel, (iii) choice of law or venue provisions, (iv) any provision that prohibits assignment by operation of law or in any other respect that may be deemed unreasonable under the circumstances, or (v) any arbitration provisions.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the proxy statement/prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Loeb and Loeb LLP

Loeb and Loeb LLP

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